May 5, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read the Registration Statement on Form S-4 and the related Preliminary Prospectus of Biomet, Inc. to be filed on May 6, and are in agreement with the statements contained in the second paragraph under the caption “Changes and Disagreements with Accountants on Accounting and Financial Disclosure” on page 293 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP